Exhibit 12(b)

                             BNP U.S. FUNDING L.L.C.

                Computation of ratio of earnings to fixed charges
                        and preferred securities dividend
                          (in thousands, except ratios)


                                                              Twelve-month
                                                              period ended
                                                            December 31, 1999
                                                            -----------------
Net income..........................................            $  57,685

Fixed Charges
      Audit Fees....................................                   30
      Trustee Fees..................................                  120
      Administrative Fees...........................                  250
                                                                ---------
Total Fixed Charges.................................                  400
                                                                ---------
Earnings before fixed charges.......................               58,085
                                                                ---------
Fixed charges, as above.............................                  400

Preferred securities dividend.......................               38,690
                                                                   ------
Fixed charges including preferred securities
   dividends........................................               39,090
                                                                ---------
Ratio of earnings to fixed charges
and preferred securities dividend...................                 1.49
                                                                ---------